As filed with the Securities and Exchange Commission on February 2, 1996.
                            Registration No. 33-65059

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                  ------------



                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  -------------


                            CAPITAL ASSOCIATES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              Delaware                                          84-1055327
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                     7175 West Jefferson Avenue, Suite 4000
                            Lakewood, Colorado 80235
                                 (303) 980-1000
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                                 DENNIS J. LACEY
                                    President
                            Capital Associates, Inc.
                     7175 West Jefferson Avenue, Suite 4000
                            Lakewood, Colorado 80235
                                 (303) 980-1000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                -----------------
                                    Copy to:

                              LYLE B. STEWART, ESQ.
                        BALLARD SPAHR ANDREWS & INGERSOLL
                          1225 17th Street, Suite 2300
                                Denver, CO 80202
                                 (303) 292-2400

                                ----------------

            Approximate  date of  commencement  of proposed  sale to the public:
From time to time after this Registration Statement becomes effective.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                                ----------------



                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
  Title of Each Class of                                 Proposed Maximum       Proposed Maximum
     Securities to Be                  Amount to          Offering Price            Aggregate               Amount of
        Registered                   Be Registered           Per Share           Offering Price          Registration Fee
------------------------------------------------------------------------------------------------------------------------------------

Common Stock ($.008
par value).................         87,500 shares           $1.47 <F1>            $128,625 <F1>                 $100
====================================================================================================================================

<F1>(1)   Estimated  solely  for  purposes of computing the registration fee and based in accordance with Rule 457(c) of the Securities Act of 1933, as amended, on the market price of the Capital Associates, Inc., common stock on February 1, 1996, on the NASDAQ National Market System.




================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED FEBRUARY 2, 1996


PROSPECTUS


                                  87,500 Shares


                            CAPITAL ASSOCIATES, INC.

                                  Common Stock
                           (par value $.008 per share)




            This Prospectus relates to 87,500 shares of common stock, par value $.008 per share ("Common Stock"), of Capital Associates, Inc., a Delaware corporation (the "Company"), which may be offered for sale from time to time by a stockholder of the Company (the "Selling Stockholder"), or by his pledgees, donees, transferees or other successors in interest, to or through underwriters, or directly to other purchasers, or through agents in one or more transactions at varying prices determined at the time of sale, or at negotiated prices (the "Offering"). See "PLAN OF DISTRIBUTION".


            The Company will not receive any of the proceeds from the sale of the shares of Common Stock (the "Shares") by the Selling Stockholder. The expenses of registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares which may be offered hereby will be paid by the Company.


            The Common Stock is traded on the Nasdaq National Market under the symbol "CAIID". On February 1, 1996, the closing price of the Common Stock was $1.47.



                  ---------------------------------------------



            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                The date of this Prospectus is ___________, 1996

            No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.



                              AVAILABLE INFORMATION

            The  Company  is subject to the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Citicorp Center, 300 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Shares of the Company's Common Stock are traded on the Nasdaq National Market. Such reports, proxy statements and other information can also be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

            The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement"), under the Securities Act with respect to the securities offered pursuant to this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


            The following documents filed with the Commission pursuant to the Exchange Act (File No. 0-15525) are hereby incorporated by reference into this
Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995, (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1995, (c) the Company's Current Report on Form 8-K filed on January 16, 1996, and (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1, Reg. No. 33-9503, filed on October 20, 1986, as amended.


            All other documents filed by the Company pursuant to Sections 13(a),
13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering pursuant to this Prospectus shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

            The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Capital Associates, Inc., 7175 West Jefferson Avenue, Suite 4000, Lakewood, Colorado 80235, to the attention of David L. Fabian, Senior Vice President, telephone (303) 980-1000.


                                   THE COMPANY

            Capital Associates, Inc. ("CAI"), was incorporated as a holding company in October 1986. Its principal operating subsidiary, Capital Associates International, Inc. ("CAII"), was incorporated in December 1976. Capital Associates, Inc., is principally engaged in (1) buying, selling, leasing and remarketing new and used equipment, (2) managing equipment on and off-lease, (3) sponsoring, co-sponsoring, managing and co-managing publicly-registered income funds and (4) arranging equipment-related financing.

            The Company's principal executive office is located at 7175 West Jefferson Avenue, Suite 4000, Lakewood, Colorado 80235, and its telephone number is (303) 980-1000.


                                 USE OF PROCEEDS

            The net proceeds from the sale of the Shares will be received by the Selling Stockholder. The Company will not receive any of the proceeds from any sale of the Shares by the Selling Stockholder.


                               SELLING STOCKHOLDER


            The table below sets forth information as of February 1, 1996 with respect to the Selling Stockholder, including his name, holdings of shares of the Company's Common Stock prior to the Offering of the Shares, the number of Shares being offered for his account, and the number and percentage of shares of the Company's Common Stock to be owned by the Selling Stockholder immediately following the sale of the Shares, assuming all of the offered Shares are sold.

                    Shares of                      Common Stock    Percentage of
                   Common Stock                        to be        Common Stock
                   Beneficially     Shares of      Beneficially     Beneficially
                   Owned Before    Common Stock     Owned After     Owned After
Name               the Offering   Being Offered    the Offering     the Offering
----               ------------   -------------    ------------     ------------

Dennis J. Lacey      137,500          87,500          50,000            1.0%

Relationship Between the Company and the Selling Stockholder
------------------------------------------------------------

            Mr. Lacey joined the Company as Vice President, Operations, in October 1989. Mr. Lacey was appointed Treasurer on January 1, 1991, Chief Financial Officer on April 11, 1991, a director on July 19, 1991, and President and Chief Executive Officer on September 6, 1991. Mr. Lacey is also a director and senior officer of CAII, CAI Equipment Leasing I Corp., CAI Equipment Leasing II Corp., CAI Equipment Leasing III Corp., CAI Equipment Leasing IV Corp., CAI Leasing Canada, Ltd., CAI Partners Management Company, CAI Securities Corporation, CAI Lease Securitization I Corp. and Capital Equipment Corporation (collectively referred to herein as the "CAI Affiliates"), all of which are first- or second-tier wholly-owned subsidiaries of the Company.


                              PLAN OF DISTRIBUTION

            Any distribution of the Shares by the Selling Stockholder, or by his pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions: (a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time); (b) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq Stock Market or on one or more exchanges on which the Shares are then listed, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; (c) directly or through brokers or agents in private sales at negotiated prices; or (d) by any other legally available means.

            The Selling Stockholder and such underwriters, brokers, dealers or agents, upon effecting a sale of the Shares, may be considered "underwriters" as that term is defined by the Securities Act.

            Underwriters  participating  in any offering  made  pursuant to this
Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transaction may receive brokerage or agent's commissions or fees.

            At the time a particular offering of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the amount of the Shares being offered and the terms of the Offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholder, any discounts, commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

            In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions, if required, only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

            The Company has agreed that it will bear all costs, expenses and fees in connection with the registration of the Shares.


                                  LEGAL MATTERS

            The validity of the Shares offered hereby are being passed upon for the Company by Ballard Spahr Andrews & Ingersoll, Denver, Colorado.


                                     EXPERTS

            The consolidated financial statements and schedule of Capital Associates, Inc. and subsidiaries as of May 31, 1995 and 1994 and for each of the years in the three-year period ended May 31, 1995, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent Certified Public Accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


     Item 14.  Other Expenses of Issuance and Distribution.
               --------------------------------------------

            The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.


SEC Registration Fee......................................         $   100
Accountants' Fees and Expenses............................           2,000 *
Legal Fees and Expenses...................................           3,000 *
Miscellaneous.............................................             400 *
                                                                  --------

     TOTAL................................................        $  5,500 *


--------------------
     *  Estimated, subject to change.


            The Selling Stockholder will not bear any portion of the expenses of registration of the Shares.

         Item 15.  Indemnification of Directors and Officers.
                   ------------------------------------------

                  The Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law. Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  CAI has entered into indemnification agreements with each of the members of the Board of Directors (the "Indemnification Agreements"). In general, the Indemnification Agreements contractually provide that CAI will hold harmless and indemnify directors to the fullest extent authorized by applicable law, provided the director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CAI and, with respect to any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful. With respect to proceedings brought by or in the right of CAI, CAI is required to indemnify the directors, unless the directors are adjudged to be liable and applicable law provides that a director shall not be indemnified if the director is found liable. CAI will advance funds to directors prior to a determination by CAI of the director's entitlement to indemnification. However, a director will repay any funds advanced to him if it is ultimately determined that the director is not entitled to indemnification. The Indemnification Agreements are applicable to claims asserted within ten years after the date that the director ceased to serve as a director, officer, employee or agent of CAI.

         Item 16.  Exhibits.
                   ---------

Exhibit
Number    Description
------    -----------

4.1       Specimen copy of Common Stock Certificate

4.2(a)    Certificate of Incorporation as filed on October 17, 1986

4.2(b) Certificate of Amendment to Certificate of Incorporation, as filed on March 3, 1987.

4.2(c) Certificate of Amendment of Certificate of Incorporation, as filed on November 2, 1995

4.3       Amended and Restated Bylaws, effective on and as of October 2, 1995

5.1       Opinion of Ballard Spahr Andrews & Ingersoll

23.1      Consent of Ballard Spahr Andrews & Ingersoll (included in Exhibit 5.1)

23.2      Consent of KPMG Peat Marwick LLP


24.1 Power of Attorney (included in Part II, page II-5 of the initial filing of the Registration Statement)




         Item 17.  Undertakings.
                   -------------

         A.       The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakewood, State of Colorado, on February 2, 1996.



                                    CAPITAL ASSOCIATES, INC.


                                    By:/s/John E. Christensen
                                       ------------------------------------
                                       John E. Christensen
                                       Senior Vice President and
                                       Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on February 2, 1996 by the following persons in the capacities indicated.








Signature                                Title


          *                              Chairman of the Board
-------------------------                and Director
James D. Walker


          *                              Director
-------------------------
William H. Buckland


          *                              Director
-------------------------
James D. Edwards


          *                              Director
-------------------------
Gary M. Jacobs


          *                              President, Chief Executive
-------------------------                Officer (Principal Executive Office)
Dennis J. Lacey                          and Director


          *                              Director
-------------------------
William B. Patton, Jr.


          *                              Director
-------------------------
Robert A. Sharpe II

Signature                                Title
---------                                -----


          *                              Senior Vice President and Chief
-------------------------                Financial Officer (Principal Financial
John E. Christensen                      Officer)


          *                              Assistant Vice President
-------------------------                and Controller (Principal Accounting
Joseph F. Bukofski                       Officer)


* John E. Christensen, by signing his name hereto, does sign this document on behalf of himself and each of Messrs. Walker, Buckland, Edwards, Jacobs, Lacey, Patton, Sharpe and Bukofski in the capacities indicated immediately above pursuant to powers of attorney duly executed by each such person and filed with the Securities and Exchange Commission.


                                                   /s/ John E. Christensen
                                                   -----------------------
                                                   John E. Christensen
                                                   Attorney-In-Fact

                                  EXHIBIT INDEX



Exhibit
Number                              Description
------                              -----------

4.1                                 Specimen copy of Common Stock
                                    Certificate*

4.2(a) Certificate of Incorporation, as filed on October 17, 1986*

4.2(b) Certificate of Amendment to Certificate of Incorporation, as filed on March 3, 1987*

4.2(c) Certificate of Amendment of Certificate of Incorporation, as filed on November 2, 1995*

4.3                                 Amended and Restated Bylaws, effective
                                    on and as of October 2, 1995*

5.1                                 Opinion of Ballard Spahr Andrews &
                                    Ingersoll*

23.1                                Consent of Ballard Spahr Andrews &
                                    Ingersoll (included in Exhibit 5.1)*


23.2                                Consent of KPMG Peat Marwick LLP



24.1 Power of Attorney (included in Part II, page II-5 of the original filing of the Registration Statement)*



*        Previously filed.